Exhibit 23.2

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado 80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Post-effective Amendment No. 1-A3 to Form S-1 of Saasmax, Inc. of my Report of Independent Registered Public Accounting Firm, dated March 18, 2013 on the balance sheet of Saasmax, Inc. as at December 31, 2012 and the related statements of operations, stockholders' equity, and cash flows for the year then ended, and for the period from January 19, 2011 (date of inception) through December 31, 2012.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

 RONALD R. CHADWICK, P.C.

/s/ Ronald R. Chadwick, P.C.

Aurora, Colorado

March 26, 2013